TEMPUR-PEDIC REPORTS SECOND QUARTER EARNINGS
- Reports EPS of $0.22
- Gross Profit Margin Increases 220 Basis Points to 46.6%

LEXINGTON, KY, July 16, 2009 – Tempur-Pedic International Inc. (NYSE: TPX), the leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, today announced financial results for the second quarter ended June 30, 2009. The Company also confirmed its financial guidance for 2009.

SECOND QUARTER FINANCIAL SUMMARY
·
Earnings per share (EPS) were $0.22 per diluted share in the second quarter of 2009 as compared to $0.27 per diluted share in the second quarter of 2008. The Company reported net income of $16.9 million for the second quarter of 2009 as compared to net income of $20.2 million in the second quarter of 2008.

·
Net sales declined 22% to $185.2 million in the second quarter of 2009 from $238.7 million in the second quarter of 2008. On a constant currency basis, net sales declined 19%. Net sales in the domestic segment declined 19%, while international segment net sales declined 29%. On a constant currency basis, international segment net sales declined 19%.

·
Mattress sales declined 24% globally. Mattress sales declined 20% in the domestic segment and 31% in the international segment. On a constant currency basis, international mattress sales declined 21%. Pillow sales declined 17% globally. Pillow sales declined 12% domestically and 20% internationally. On a constant currency basis, international pillow sales declined 12%.

·
Gross profit margin was 46.6% as compared to 44.4% in the second quarter of 2008. The gross profit margin increased as a result of lower commodity costs, improved efficiencies in manufacturing and improved pricing, partially offset by fixed cost de-leverage related to lower production volumes.

·
Operating profit margin was 15.7% as compared to 15.2% in the second quarter of 2008. The Company reduced operating expenses by $12.5 million to $57.2 million in the second quarter of 2009 from $69.7 million in the second quarter of 2008.

·	Reflecting the Company’s continued focus on generating cash, the Company generated $39.5 million of operating cash flow in the second quarter of 2009.

·
During the quarter, the Company reduced Total debt by $31.0 million to $369.0 million and increased cash by $3.8 million to $25.0. As of June 30, 2009, the Company’s ratio of Funded debt to EBITDA was 2.29 times, well within the covenant in its credit facility, which requires that this ratio not exceed 3.00 times. For additional information about EBITDA and Funded debt (which are non-GAAP measures), please refer to the reconciliation and other information included in the attached schedule.

Chief Executive Officer Mark Sarvary commented, “During the second quarter, our initiatives to drive sales and margins continued to show progress. Our productivity projects helped us expand gross margins with improvement compared to last year and last quarter. Our focus on cash flow continued to display the strength of our business model as we lowered debt $31 million during the quarter. We believe we are well positioned for growth when the economy recovers.”

2009 Financial Guidance
The Company confirmed its prior guidance ranges for EPS and net sales for full year 2009. The Company continues to expect EPS to range from $0.70 to $0.90 per diluted share. The Company continues to expect net sales to range from $700 million to $740 million. The Company noted its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company’s control.

Conference Call Information
Tempur-Pedic International will host a live conference call to discuss financial results today, July 16, 2009 at 5:00 p.m. Eastern Time. The dial-in number for the conference call is 877-419-6593. The call is also being webcast and can be accessed on the investor relations section of the Company’s website, www.tempurpedic.com.

For those who cannot listen to the live broadcast, a telephone replay of the call will be available from July 16, 2009 at 8:00 p.m. Eastern Time through July 23, 2009. To listen to the replay, dial 888-203-1112, participant code 7809604.

Forward-looking Statements
This release contains "forward-looking statements,” within the meaning of federal securities laws, which include information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s positioning for future growth and the Company’s expectations regarding net sales and earnings per share for 2009. All forward looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include general economic, financial  and industry conditions, particularly in the retail sector, as well as consumer confidence and the availability of consumer financing; the Company’s ability to reduce expenses to align with reduced sales levels; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to increase sales productivity within existing retail accounts and to further penetrate the Company’s domestic retail channel, including the timing of opening or expanding within large retail accounts; the Company’s ability to address issues in certain underperforming international markets; the Company’s ability to continuously improve and expand its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; changes in foreign tax rates, including the ability to utilize tax loss carry forwards; and rising commodity costs. Additional information concerning these and other risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's annual report on Form 10-K under the headings "Special Note Regarding Forward-Looking Statements" and "Risk Factors." Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

About the Company
Tempur-Pedic International Inc. (NYSE:  TPX) manufactures and distributes mattresses and pillows made from its proprietary TEMPUR® pressure-relieving material. It is the worldwide leader in premium and specialty sleep. The Company is focused on developing, manufacturing and marketing advanced sleep surfaces that help improve the quality of life for people around the world. The Company’s products are currently sold in over 70 countries under the TEMPUR® and Tempur-Pedic® brand names. World headquarters for Tempur-Pedic International is in Lexington, KY. For more information, visit http://www.tempurpedic.com or call 800-805-3635.

Investor Relations Contact:
Barry Hytinen
Vice President, Investor Relations and Financial Planning & Analysis
800-805-3635

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per common share amounts)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2009	2008	Chg %	2009	2008	Chg %
Net sales	$185,176	$238,661	(22)%	$362,280	$485,883	(25)%
Cost of sales	98,845	132,645		194,088	271,786
Gross profit	86,331	106,016	(19)%	168,192	214,097	(21)%
Selling and marketing expenses	35,191	44,787		69,063	97,950
General, administrative and other expenses	21,978	24,910		44,086	50,495
Operating income	29,162	36,319	(20)%	55,043	65,652	(16)%

Other income (expense), net:
Interest expense, net	(4,477)	(5,645)		(9,048)	(13,336)
Other income (expense), net	270	(72)		618	(1,091)
Total other expense	(4,207)	(5,717)		(8,430)	(14,427)
Income before income taxes	24,955	30,602	(19)%	46,613	51,225	(9)%
Income tax provision	8,098	10,374		16,418	17,483
Net income	$16,857	$20,228	(17)%	$30,195	$33,742	(11)%

Earnings per common share:
Basic	$0.23	$0.27		$0.40	$0.45
Diluted	$0.22	$0.27		$0.40	$0.45
Weighted average common shares outstanding:
Basic	74,894	74,740		74,884	74,665
Diluted	75,493	74,931		75,036	74,872

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2009	2008
ASSETS

Current Assets:
Cash and cash equivalents	$24,974	$15,385
Accounts receivable, net	91,002	99,811
Inventories	51,570	60,497
Prepaid expenses and other current assets	11,675	9,233
Deferred income taxes	18,043	11,888
Total Current Assets	197,264	196,814
Property, plant and equipment, net	176,867	185,843
Goodwill	192,998	192,569
Other intangible assets, net	65,820	66,823
Other non-current assets	3,758	4,482
Total Assets	$636,707	$646,531

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$38,496	$41,355
Accrued expenses and other current liabilities	78,365	65,316
Income taxes payable	3,061	7,783
Total Current Liabilities	119,922	114,454
Long-term debt	369,000	419,341
Deferred income taxes	28,888	28,371
Other non-current liabilities	9,711	11,922
Total Liabilities	527,521	574,088
Total Stockholders’ Equity	109,186	72,443
Total Liabilities and Stockholders’ Equity	$636,707	$646,531

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended
	June 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$30,195	$33,742
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,514	16,685
Amortization of stock-based compensation	4,093	4,041
Amortization of deferred financing costs	345	714
Bad debt expense	3,864	3,439
Deferred income taxes	(6,148)	(958)
Foreign currency adjustments	193	524
(Gain) Loss on sale of equipment and other	(45)	345
Changes in operating assets and liabilities	17,439	37,776
Net cash provided by operating activities	65,450	96,308

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(4,728)	(6,328)
Acquisition of business, net of cash acquired	—	(1,522)
Other	(155)	(411)
Net cash used by investing activities	(4,883)	(8,261)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term revolving credit facility	83,797	70,732
Repayments of long-term revolving credit facility	(133,036)	(57,244)
Repayments of long-term debt	—	(1,359)
Repayment of Series A Industrial Revenue Bonds	—	(57,785)
Proceeds from issuance of common stock	—	695
Excess tax benefit from stock based compensation	—	366
Dividend paid to stockholders	—	(11,946)
Other	—	(14)
Net cash used by financing activities	(49,239)	(56,555)
NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	(1,739)	3,546
Increase in cash and cash equivalents	9,589	35,038
CASH AND CASH EQUIVALENTS, beginning of period	15,385	33,315
CASH AND CASH EQUIVALENTS, end of period	$24,974	$68,353

Summary of Channel Sales
The Company generates sales through four distribution channels: retail, direct, healthcare and third party.  The retail channel sells to furniture, specialty and department stores globally.  The direct channel sells directly to consumers.  The healthcare channel sells to hospitals, nursing homes, healthcare professionals and medical retailers.  The third party channel sells to distributors in countries where Tempur-Pedic International does not operate its own distribution company.

The following table highlights net sales information, by channel and by segment, for the second quarter of 2009 compared to 2008:

(In thousands)
	CONSOLIDATED		DOMESTIC		INTERNATIONAL
	Three Months Ended		Three Months Ended		Three Months Ended
	June 30,		June 30,		June 30,
	2009	2008	2009	2008	2009	2008
Retail	$155,575	$199,323	$105,576	$130,069	$49,999	$69,254
Direct	10,785	13,527	9,428	11,328	1,357	2,199
Healthcare	8,261	12,556	2,686	4,501	5,575	8,055
Third Party	10,555	13,255	3,054	2,603	7,501	10,652
Total	$185,176	$238,661	$120,744	$148,501	$64,432	$90,160

Summary of Product Sales
A summary of net sales by product is reported below:

(In thousands)
	CONSOLIDATED		DOMESTIC		INTERNATIONAL
	Three Months Ended		Three Months Ended		Three Months Ended
	June 30,		June 30,		June 30,
	2009	2008	2009	2008	2009	2008
Mattresses	$124,344	$163,634	$86,300	$108,369	$38,044	$55,265
Pillows	24,006	28,877	11,029	12,583	12,977	16,294
Other	36,826	46,150	23,415	27,549	13,411	18,601
Total	$185,176	$238,661	$120,744	$148,501	$64,432	$90,160

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
EBITDA to Net Income and Funded debt to Total debt
Non-GAAP Measures
(In thousands)

The Company provides information regarding EBITDA and Funded debt which are not recognized terms under GAAP (Generally Accepted Accounting Principles) and do not purport to be alternatives to Net income as a measure of operating performance or Total debt. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. A reconciliation of EBITDA to the Company’s Net income and reconciliation of Funded debt to Total debt are provided below. Management believes that the use of EBITDA and Funded debt provides investors with useful information with respect to the terms of the Company’s credit facility.

Reconciliation of EBITDA to Net income
The following table sets forth the reconciliation of the Company’s reported Net income to the calculation of EBITDA for each of the three months ended September 30, 2008, December 31, 2008, March 31, 2009 and June 30, 2009, as well as the twelve months ended June 30, 2009:

	Three Months Ended				Twelve Months Ended
	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009	June 30, 2009

GAAP Net income	$24,071	$1,055	$13,338	$16,857	$55,321
Plus:
Interest expense	6,294	5,493	4,571	4,477	20,835
Income taxes	12,622	18,449	8,320	8,098	47,489
Depreciation & amortization	10,222	9,849	9,630	9,977	39,678

EBITDA	$53,209	$34,846	$35,859	$39,409	$163,323

Reconciliation of Funded debt to Total debt
The following table sets forth the reconciliation of the Company’s reported Total debt to the calculation of Funded debt as of June 30, 2009:

As of
June 30, 2009

GAAP basis Total debt	$369,000
Plus:
Letters of credit outstanding	4,995
Funded debt	$373,995

Calculation of Funded debt to EBITDA

As of
June 30, 2009

Funded debt	$373,995
EBITDA	163,323
2.29 times